Exhibit 99.2

FOR IMMEDIATE RELEASE	PRESS RELEASE

IHEARTCOMMUNICATIONS, INC. ANNOUNCES AMENDMENT AND EXTENSION OF

PRIVATE TERM LOAN OFFERS

San Antonio, TX, April 13, 2017. iHeartCommunications, Inc. (“iHeartCommunications”) today announced that it is amending and extending the private offers (the “Term Loan Offers”) to lenders under the Company’s Term Loan D and Term Loan E facilities (“Existing Term Loans”) to amend the Existing Term Loans. As described below, the Term Loan Offers have been amended to increase the ratio of amended term loans to Existing Term Loans. The Term Loan Offers were previously scheduled to expire on April 14, 2017, at 5:00 p.m., New York City time, and will now expire on April 21, 2017, at 5:00 p.m., New York City time.

The amendments and extensions to the Term Loan Offers will be set forth in a Supplement No. 4 to the Confidential Information Memorandum dated April 13, 2017 (as amended or supplemented from time to time, the “Confidential Information Memorandum”). The amendments will increase the ratio of amended term loans to Existing Term Loans as set forth below:

	Original Offer – Consideration For Every $1,000 Principal Amount of Existing Term Loans		Amended Offer – Consideration For Every $1,000 Principal Amount of Existing Term Loans
Title of Facility	Mid Participation Scenario	Low Participation Scenario	Mid Participation Scenario	Low Participation Scenario
Term Loan D Facility due 2019	$830 principal amount of new Term Loan F loans due 2021 of iHeartCommunications CVRs of Broader Media	$880 principal amount of new Term Loan F loans due 2021 of iHeartCommunications CVRs of Broader Media	$900 principal amount of new Term Loan F loans due 2021 of iHeartCommunications CVRs of Broader Media	$900 principal amount of new Term Loan F loans due 2021 of iHeartCommunications CVRs of Broader Media

Term Loan E Facility due 2019	$830 principal amount of new Term Loan G loans due 2021 of iHeartCommunications CVRs of Broader Media	$880 principal amount of new Term Loan G loans due 2021 of iHeartCommunications CVRs of Broader Media	$900 principal amount of new Term Loan G loans due 2021 of iHeartCommunications CVRs of Broader Media	$900 principal amount of new Term Loan G loans due 2021 of iHeartCommunications CVRs of Broader Media

As a result of the amendment to the Term Loan Offers, the consideration being offered in the Mid Participation Scenario is the same as the consideration being offered in the Low Participation Scenario. The consideration being offered in the High Participation Scenario or the Term Loans Only Scenario has not been amended. iHeartCommunications also expects to make certain other technical amendments that will be described in Supplement No. 4 to the Confidential Information Memorandum.

The Term Loan Offers, which are only available to holders of Existing Term Loans, are being made pursuant to the Confidential Information Memorandum, and are exempt from registration under the Securities Act of 1933 (the “Securities Act”).

The new securities (the “New Securities”) of iHeartMedia, Inc., CC Outdoor Holdings, Inc., Broader Media, LLC and/or iHeartCommunications being offered in the Term Loan Offers will be offered only in reliance on exemptions from registration under the Securities Act. The New Securities have not been registered under the Securities Act, or the securities laws of any state or other jurisdiction, and may not be offered or sold in the United States without registration or an applicable exemption from the Securities Act and applicable state securities or blue sky laws and foreign securities laws.

The Term Loan Offers are being made, and the New Securities being offered to lenders, will be issued only to lenders that are both (A) “qualified institutional buyers” as that term is defined in Rule 144A under the Securities Act or institutional “accredited investors” as that term is defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act, or not “U.S. persons” as that term is defined in Rule 902 under the Securities Act, and (B) “qualified purchasers” as that term is defined in Section 2(a)(51) of the Investment Company Act of 1940, as amended, and the rules and regulations thereunder.

Documents relating to the Term Loan Offers will only be distributed to holders of Term Loans that complete and return a letter of eligibility. Holders of Existing Term Loans that desire a copy of the letter of eligibility must contact Global Bondholder Services Corporation, the tabulation agent and information agent for the Offers, by calling toll-free (866) 470-3700 or at (212) 430-3774 (banks and brokerage firms) or visit the following website to complete and deliver the letter of eligibility in electronic form: http://gbsc-usa.com/eligibility/ihc-termloanoffers.

This press release is for informational purposes only and shall not constitute an offer to sell or exchange nor the solicitation of an offer to buy the New Securities or any other securities. The Term Loan Offers are not being made to any person in any jurisdiction in which the offer, solicitation or sale is unlawful. Any offers of the New Securities will be made only by means of the Confidential Information Memorandum.

About iHeartMedia, Inc./iHeartCommunications, Inc.

iHeartMedia, Inc. (PINK: IHRT), the parent company of iHeartCommunications, Inc., is one of the leading global media and entertainment companies. The company specializes in radio, digital, outdoor, mobile, social, live events, on-demand entertainment and information services for local communities, and uses its unparalleled national reach to target both nationally and locally on behalf of its advertising partners. The company is dedicated to using the latest technology solutions to transform the company’s products and services for the benefit of its consumers, communities, partners and advertisers, and its outdoor business reaches over 35 countries across five continents, connecting people to brands using innovative new technology.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements based on current iHeartCommunications management expectations. These forward-looking statements include all statements other than those made solely with respect to historical facts. Numerous risks, uncertainties and other factors may cause actual results to differ materially from those expressed in any forward-looking statements. These risks, uncertainties and other factors include, but are not limited to, whether or not iHeartCommunications will consummate the Offers, and if it does, the timing of the Offers. Many of the factors that will determine the outcome of the subject matter of this press release are beyond iHeartCommunications’ ability to control or predict. iHeartCommunications undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

For further information, please contact:

Media

Wendy Goldberg, 212-377-1105

Executive Vice President – Communications

Investors

Eileen McLaughlin, 212-377-1116

Vice President – Investor Relations

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